TEXAS UTILITIES COMPANY
                                                              NEWS RELEASE
          -----------------------------------------------------------------

          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                               8 April 1998

                               TEXAS UTILITIES COMPANY
                            -----------------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC


                     Level of Acceptances and Extension of Offer


          In accordance with the terms of the Texas Utilities Offer, and as required by applicable law and the City Code, Texas Utilities announces that its cash offer for The Energy Group has been extended and will remain open until 10:00 p.m. (London time), 5:00 p.m. (New York City time) on 21 April 1998.

          By 3:00 p.m. (London time), 10:00 a.m. (New York City time) on 7 April 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 11,908,706 Energy Group Shares and 3,562,115 Energy Group ADSs, representing, in aggregate, 26,157,166 Energy Group Shares or approximately 5.02 per cent of The Energy Group's issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares). Of these, elections for the Share Alternative had been received in respect of 6,755,052 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.30 per cent, of The Energy Group's issued ordinary share capital, and elections for the Loan Note Alternative had been received in respect of 4,688,694 Energy Group Shares, representing approximately 0.90 per cent of the said capital. None of these acceptances were received from persons acting in concert with Texas Utilities.

          Save for the 7,941,233 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52 per cent of The Energy Group's issued ordinary share capital, held on 23 January 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities, neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

          During the offer period:
          (i) TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96 per cent of The Energy Group's issued ordinary share capital); and
          (ii) persons deemed to be acting in concert with Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group
               ADSs), representing approximately 0.14 per cent of The Energy Group's issued ordinary share capital, and have disposed of, in aggregate, 864,124 Energy Group Shares (including Energy Group Shares represented by Energy Group
               ADSs), representing approximately 0.17 per cent of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

          Save as disclosed in this announcement neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

          Consequently, as of 3:00 p.m. (London time), 10:00 a.m. (New York City time) on 7 April 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 140,557,166 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 26.98 per cent of The Energy Group's issued ordinary share capital.

          Enquiries:

          TEXAS UTILITIES COMPANY
          David Anderson (Investors)            Telephone: +1-214-812 4641
          Joan Hunter (Press)                   Telephone: +1-214-812 4071

          LEHMAN BROTHERS INTERNATIONAL         Telephone: +44-171-601 0011
          Richard Collier
          Anthony Fobel

          MERRILL LYNCH INTERNATIONAL           Telephone: +44-171-628 1000
          Justin Dowley
          Lewis Lee
          Martin Falkner

          MERRILL LYNCH CORPORATE BROKING       Telephone: +44-171-772 1000
          Mike Gibson
          Stephen Robinson

          FINANCIAL DYNAMICS                    Telephone: +44-171-831 3113
          Nick Miles
          Andrew Dowler

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.


          END